EXHIBIT C


                      Central and South West Services, Inc.
               (Subsidiary of Central and South West Corporation)

Name                                Prior Year Compensation   To Be Received

Richard H. Bremer          306,000                   316,000
Stephen B. Jones           142,800                   142,800
Robert L. Zemanek          283,250                   283,250